Exhibit 10.2

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is made this 18th day of April 2025 (the “Effective Date”), by and between CASSAVA SCIENCES, INC., 6801 N. Capital of Texas Highway, Building 1, Suite 300, Austin, TX 78731 (“Cassava” or “Company”), and ROBERT CHRISTOPHER COOK, an individual (“Cook” or “Executive”). This Agreement amends and restates in its entirety the agreement between the Parties dated October 12, 2022, governing the terms of employment of Executive by the Company.

1.    Position and Duties.

a.    Position. Executive shall continue to serve as the Chief Operational and Legal Officer of Cassava reporting to the President and Chief Executive Officer and shall perform the usual and customary duties of Chief Operational and Legal Officer under the direction of the President and Chief Executive Officer.

b.    Duties. As Chief Operational and Legal Officer, Executive will be primarily responsible for overseeing day-to-day operations of the Company and leading the Company’s legal function. Examples of such duties include: (i) supporting the CEO in the development and execution of the Company’s strategic mission; (ii) facilitating cross-functional collaboration; (iii) leading the legal function of the Company; (iv) providing legal counsel and guidance to the Company and its management on a variety of legal and policy matters; (iii) developing legal strategies and solutions; (v) ensuring regulatory compliance; (vi) mitigating and managing risk; (vii) reviewing contracts, policies, procedures, regulations, bylaws and other legal documents; (viii) managing outside counsel; (ix) providing strategic and tactical guidance on matters related to the Company’s affairs; (x) maintaining professional growth and development to keep abreast of latest developments in legal areas; and (xi) performing such other duties as the President and Chief Executive Officer shall assign Executive from time to time. Executive agrees to devote Executive’s full business time and best efforts, business judgment, skill, and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of Executive’s duties and responsibilities; provided, however, that Executive may serve on outside boards (with prior written notice to and written approval by the Chief Executive Officer), participate in charitable and civic organizations, and manage personal investments to the extent such activities do not interfere with the performance of Executive’s duties and responsibilities to the Company.

2.    Compensation and Benefits.

a.    Base Salary. The Company will pay Executive as compensation for Executive’s services a base salary at the annualized rate of Four Hundred Seventy-Five Thousand Dollars and No Cents ($475,000.00) (“Base Salary”), paid semi-monthly. Base Salary is subject to customary payroll deductions and withholdings authorized or required by applicable law. Executive’s Base Salary will be subject to review and adjustment from time to time.

b.    Bonuses. Executive will be eligible to receive an annual bonus (target bonus amount will be forty percent (40%) of Base Salary) based upon performance-related criteria to be established by the Company, and subject to establishment of a Bonus Plan by the Company’s Board of Directors (the “Board”).

c.    Stock Options. From time to time, the Company may grant, in its sole discretion, stock options or other types of equity-based compensation.

d.    Benefits. Executive will be eligible to participate in the employee benefit plans maintained by the Company applicable to other key executives of the Company, including (without limitation) retirement plans, savings or profit-sharing plans, deferred compensation plans, supplemental retirement or excess benefit plans, disability, health, accident and other insurance programs, and similar plans or programs, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program.

e.    Paid Time Off. As an Officer of Cassava Sciences, Executive will not accrue, and the Company will not record, any specific amount of vacation or paid time off. The ability to take paid time off is not intended to be a form of additional wages for services performed. Instead, Executive may utilize paid time off as Executive’s work responsibilities allow.

f.    Expenses. The Company will reimburse Executive for all reasonable business, entertainment, and travel expenses actually incurred or paid by the Executive in the performance of Executive’s services on behalf of the Company, in accordance with the Company’s expense reimbursement policy in effect from time to time.

3.    Term of Employment. Executive’s continued employment pursuant to this Agreement will commence on the Effective Date and continue indefinitely unless and until terminated in accordance with paragraph 4 of this Agreement. During the Term, the Company reserves the right to make personnel decisions regarding Executive’s employment, including but not limited to, promotions, salary adjustment, changes to scope of responsibilities, transfer and termination consistent with the Company’s needs, subject to the provisions of paragraph 4(c)(ii) of this Agreement.

4.    Termination of Employment.

a.    Death. Executive’s employment with the Company will terminate automatically upon the death of the Executive. In such event, the Company shall pay to Executive’s beneficiaries or Executive’s estate, as the case may be, any accrued Base Salary and any unreimbursed business expenses incurred by Executive in connection with Executive’s duties through the date of Executive’s death. Nothing in this paragraph shall affect any entitlement of the Executive’s heirs to the benefits of any life insurance provided by the Company.

b.    Disability. If Executive is unable to perform Executive’s duties for a period of sixty (60) consecutive days as a result of any physical or mental impairment, then, to the extent permitted by law, the Company may terminate this Agreement on or after the sixtieth (60th) day of Executive’s inability to perform Executive’s job duties. In such event, the Company will pay Base Salary to Executive until such time as Executive shall become entitled to receive disability benefit under the long-term disability insurance policy maintained by the Company (but not more than ninety (90) days following termination of employment), but no other compensation or reimbursement of any kind, including without limitation, severance compensation. Nothing in this paragraph shall affect Executive’s rights to benefits under any disability plan in which Executive is a participant.

c.    Voluntary Resignation without Good Reason or Termination By Company for Cause. If Executive’s employment with the Company terminates due to Executive’s voluntary resignation without Good Reason (as defined below), or if the Company involuntarily terminates Executive’s employment for Cause (as defined below), the Company will pay Executive all accrued Base Salary though the termination date but no other compensation or reimbursement of any kind, including without limitation, severance compensation. If Executive resigns from employment with the Company without Good Reason, Executive agrees to provide a minimum of thirty (30) days’ advance notice of such resignation.

i.    For purposes of this Agreement, Termination for “Cause” means: (a) any intentional action or intentional failure to act that was performed in bad faith and to the detriment of the Company; (b) any intentional refusal or intentional failure to act in accordance with any lawful and proper directive or order of the Board; (c) willful and habitual neglect of the duties assigned by the Board; (d) any action or omission that materially and negatively affects the business and/or reputation of the Company; (e) violation of any federal, state or local laws in connection with the performance of Executive’s job duties (including without limitation laws prohibiting employment discrimination and workplace harassment), or (f) any conviction for, or plea of guilty or nolo contendere to, a felony or misdemeanor involving moral turpitude under any applicable federal, state or local law; provided, however, that, in the event that any of the foregoing Cause events is capable of being cured, the Company will provide written notice to Executive describing the nature of such Cause event, and Executive will have five (5) business days to cure such event.

ii.    For purposes of this Agreement, “Good Reason” means the occurrence of any of the following events without the Executive's prior consent: (a) material reduction in Executive's Base Salary; (b) any relocation of Executive's reporting location by more than 100 miles of Austin, Texas; (c) material breach by the Company of any provision of this Agreement; (d) material, adverse change in Executive's duties or responsibilities (other than temporarily while Executive is physically or mentally disabled or as required by applicable law); or (e) material adverse change in the management reporting structure applicable to Executive.

d.    Termination By Company Without Cause or Resignation by Executive for Good Reason. If Executive’s employment with the Company is involuntarily terminated for any reason other than Cause or if Executive resigns from Executive’s position for Good Reason, Executive will be entitled to receive: (i) Base Salary through the effective date of Executive’s termination from employment (the “Termination Date”); (ii) severance compensation equal to Executive’s Base Salary, immediately prior to the Termination Date, for twelve (12) months after the date of termination; (iii) continued participation in the Company medical plan, at the Company’s expense, until the earlier of (a) the date Executive becomes covered under another employer-sponsored medical plan, or (b) twelve (12) months after the Termination Date. Payment of the separation benefits outlined in this paragraph 4(d) is expressly conditioned on Executive’s entering into and not revoking an employment separation and release agreement in a form acceptable to the Company.

e.    No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment contemplated by paragraph 4(d) (whether by seeking new employment or in any other manner).

f.    Change in Control. In the event Executive’s employment with Company is terminated without Cause after a Change in Control (as defined herein), Executive will be paid Executive’s regular base salary, and will continue to receive employment benefits, for a period of twelve (12) months following Executive’s last date of employment with the Company; provided, however, that Executive signs and does not revoke an employment separation and release agreement acceptable to the Company. For purposes of this Agreement, a “Change in Control” means the occurrence of one or more of the following four events:

i.    Any one person or more than one person acting as a “group” (within the meaning of Rule 13d-5 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), becomes the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) of equity securities of the Company that, together with equity securities previously held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the outstanding equity securities of the Company; provided, however, if any one person or more than one person acting as a “group”, is considered to own more than 50% of the total fair market value or total voting power of the equity securities of the Company, the acquisition of additional equity securities by the same person or group will not be considered a Change-in-Control. Acquisitions of equity securities of the Company through the issuance of equity securities by the Company in capital raising transactions by the Company shall not constitute a Change-in-Control.

ii.    A sale of all or substantially all the assets of the Company to a non-affiliate third party, provided, however, that any sale of all or substantially all assets of the Company to an entity shall not constitute a Change in Control if the holders of the voting securities of the Company outstanding immediately prior to such transaction hold securities which represent, immediately after such transaction, more than 50% of the combined voting power of the voting securities of such entity (or the parent of such entity).

iii.    Within six (6) months after a merger, consolidation or liquidation involving the Company or a contested election of a Company director, the individuals who were directors of the Company immediately prior thereto shall cease to constitute a majority of the board of directors of the surviving entity (or the parent of such entity).

iv.    Within six (6) months after the consummation of a tender offer or exchange offer for voting securities of the Company, the individuals who were directors of the Company immediately prior to the commencement thereof shall cease to constitute a majority of the board of directors of the surviving entity (or the parent of such entity).

g.    409A Compliance.

i.    Notwithstanding anything to the contrary in this Agreement, no severance or other benefits payable upon termination from employment pursuant to this Agreement, when considered together with any other payments or benefits that are considered deferred compensation (together, the “Deferred Payments”) under Section 409A, will be payable until the Executive has a “separation from service” within the meaning of Section 409A.

ii.    Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination from employment, then, if required, the Deferred Payments, which are otherwise due to Executive on or within the six (6) month period following Executive’s termination from employment will accrue, to the extent required, during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one day following the date of Executive’s termination of employment or the date of the Executive’s death, if earlier. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

iii.    The foregoing provision is intended to comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. Executive and the Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

5.    Indemnification. Subject to and in accordance with the terms of the existing Indemnification Agreement between the Parties, in the event that Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's employment, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, Executive shall be indemnified and held harmless by the Company to the fullest extent applicable to any other officer or director of the Company/to the maximum extent permitted under applicable law and the Company's bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees).

6.    Confidential Information.

a.    Confidentiality Agreement. At all times during the term of Executive’s employment and thereafter, Executive shall hold in strictest confidence and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Company, any Confidential Information or trade secrets belonging to the Company. As a condition of employment, Executive has entered into a Confidential Information and Invention Assignment Agreement.

i.    Pursuant to the Defend Trade Secrets Act, 28 U.S.C. § 1833, Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is: (i) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) made in a complaint or other document filed in a lawsuit or other proceeding if such a filing is made under seal. Executive further understands that any individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to Executive’s attorney and use the trade secret information in the court proceeding so long as the individual: (i) files any document containing the trade secret under seal, and (ii) does not disclose the trade secret, except pursuant to court order.

ii.    Nothing in this Agreement prevents Executive from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations.

b.    Former Employer Information. During Executive’s employment with the Company, Executive will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that Executive will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

c.    Third Party Information. Executive recognizes that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Executive agrees to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out Executive’s work for the Company consistent with the Company’s agreement with such third party.

7.    Dispute Resolution. Executive will attempt in good faith to resolve any dispute with the Company through discussion, evaluation, negotiation and conciliation. If any dispute arising out or relating to this Agreement, or the interpretation, application or enforcement of its terms, or any other dispute arising out of relating to Executive’s employment with the Company (including, without limitation, statutory or common law employment claims but excluding claims not subject to arbitration under Section 402 of the Ending Forced Arbitration of Sexual Assault and Sexual Harassment Act of 2021, 9 U.S.C. § 402), such dispute(s) will be resolved by final and binding arbitration in accordance with the then existing Employment Arbitration Rules of the American Arbitration Association (“AAA”). This arbitration provision constitutes a waiver by the Parties of any right to a jury trial and relates to the resolution of all claims arising out of, relating to, or in connection with this Agreement, the interpretation, validity, construction, performance, breach or termination of this Agreement.

a.    The Parties will agree upon one arbitrator, who shall be an individual skilled in the legal and business aspects of the subject matter of this Agreement and of the dispute. If the Parties cannot agree upon one arbitrator, an arbitrator shall be selected by the Parties through the arbitrator selection procedures established by the AAA. The arbitration proceedings shall take place in Austin, Texas or such other location as the Parties may agree upon. The arbitration proceedings (including any pre-hearing depositions and written discovery responses) will be completely confidential and only the Parties and their authorized representatives, legal counsel and witnesses will be permitted to attend the arbitration hearing.

b.    In rendering an award, the arbitrator shall determine the rights and obligations of the Parties according to the substantive law of the State of Texas (or federal law, where applicable) without regard to any principles governing conflicts of laws and the arbitrator’s decision shall be governed by state and federal substantive law, as though the matter were before a court of law. Such decision shall be final, conclusive and binding on the Parties to the arbitration. The decision of the arbitrator shall be made within thirty (30) days following the close of the hearing. The Parties agree that the award shall be enforceable exclusively by any state or federal court of competent jurisdiction.

c.    If any part of this arbitration procedure is in conflict with any mandatory requirement or applicable law, the law shall govern, and that part of this arbitration procedure shall be reformed and construed to the maximum extent possible in conformance with the applicable law. The arbitration procedure shall remain otherwise unaffected and enforceable. The Parties agree that any Party shall be entitled to commence legal action in any court of competent jurisdiction to compel any other Party to this Agreement to submit any claim or controversy covered by this paragraph 7 to mandatory and binding arbitration in accordance with the terms and provisions outlined herein and/or for preliminary injunctive relief to preserve the status quo or to prevent any potential or on-going violation of this Agreement pending the outcome of arbitration proceedings under this paragraph.

8.    Governing Law and Consent to Jurisdiction. This Agreement shall be deemed to have been made and delivered in the State of Texas, where Executive’s services will be performed, in whole or in part, and shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of Texas and controlling federal law without giving effect to any conflicts of laws provisions. Further, to the extent that any Party is required to initiate legal action to enforce any right or obligation under this Agreement (including arbitration under paragraph 7), the Parties agree that any such litigation shall be filed in the United States District Court for the Western District of Texas or the District Court of Travis County, Texas, and both Parties consent to the exclusive personal jurisdiction of such courts.

9.    Assignment. This Agreement, and the rights and obligations of Executive under this Agreement, may not be assigned by Executive without the express written consent of the Company. The rights and obligations of the Company under this Agreement shall be binding upon, and inure to the benefit of, the Company, its successors and assigns. However, this Agreement will be enforceable by and as to the Company and its successors and assigns. Further, in the event of a change in ownership of Cassava, the Company will have the right to assign all rights and obligations under this Agreement to any successor owner without Executive’s consent.

10.    Notices. All notices, requests, demands, claims and other communications that are required to be, or which may be, given under this Agreement shall be in writing and (a) delivered in person or by courier; (b) sent by e-mail, telecopy or facsimile transmission; or (c) mailed, certified first class mail, postage prepaid, return receipt requested, to the Parties at the following addresses:

a.    If to COMPANY:

CASSAVA SCIENCES, INC.

Attn: Eric Schoen

Chief Financial Officer

6801 N. Capital of Texas Highway

Building 1, Suite 300

Austin, TX 78731

eschoen@cassavasciences.com

b.    If to EXECUTIVE:

Robert Christopher Cook
XXX
XXX
ccook@cassavasciences.com

or to such other address as the Party to whom notice is being given shall have furnished to the other Party. Such notices shall be effective (i) if delivered in person or by courier, upon actual receipt by the intended recipient, (ii) if sent by e-mail, telecopy or facsimile transmission, when the sender receives confirmation that such notice was received at the e-mail address or telecopier number of the addressee, or (iii) if mailed, upon the earlier of five (5) business days after deposit in the mail or the date of delivery as shown by the return receipt. Any notice delivered in person, by courier, or by mail shall also be sent via email to the address listed above.

11.    Attorneys’ Fees. In the event that either Party initiates legal action in any court or adjudicative body to enforce any provision of this Agreement, or initiates legal action based upon the breach of any provision of this Agreement by any other Party, or submits any dispute to arbitration under paragraph 7 of this Agreement, each party shall bear its own fees and expenses.

12.    Waivers. No claim arising out of a breach of this Agreement can be discharged, in whole or in part, by a waiver of that claim, unless such waiver is in writing and executed by the Party against whom the waiver is asserted. Any waiver by either Party of a breach of any provision of this Agreement by the other Party shall not be construed as a continuing waiver, or as a waiver of any breach of another provision of this Agreement.

13.    Severability. In the event that any provision of this Agreement shall be deemed to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.    Captions. The captions of the paragraphs and provisions of this Agreement are for convenience only and shall not affect in any way the meaning or interpretation of this Agreement or any of its provisions.

15.    Entire Agreement. The Parties acknowledge and agree that this Agreement, together with the Release, constitute the entire agreement between the Parties; that the Parties have executed this Agreement based upon the terms set forth herein; that the Parties have not relied on any prior agreement or representation, whether oral or written, which is not set forth in this Agreement; that no prior agreement, whether oral or written, shall have any effect on the terms and provisions of this Agreement; and that, except as otherwise provided in this Agreement, all prior agreements pertaining to the subject matter of this Agreement, whether oral or written, are expressly superseded and/or revoked by this Agreement.

16.    Amendment. The Parties further agree that the provisions of this Agreement may not be modified by any subsequent agreement unless the modifying agreement is: (i) in writing; (ii) specifically references this Agreement; (iii) signed by Executive; and (iv) signed and approved by an authorized representative of Cassava.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

CASSAVA SCIENCES, INC.

By:	/s/ RICHARD J. BARRY
Richard J. Barry President and Chief Executive Officer

ROBERT CHRISTOPHER COOK

/s/ R. CHRISTOPHER COOK

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